Exhibit 4.1

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Inpixon Federal, a Virginia Corporation (“Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of Payplant Alternatives Fund, LLC, a Delaware limited liability company (“Lender”), or its successors or permitted assigns, the principal sum of Nine Hundred and Fifty Five Thousand Four Hundred and Seventy Two Dollars and Sixty One cents dollars ($ 995,472.61) plus a Due Diligence fee of N/A ($0.00), or, if less, the aggregate unpaid principal amount of the Loan outstanding under the Loan and Security Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Loan and Security Agreement via ACH or Wire. Borrower further promises to pay interest on the outstanding principal amount hereof from the Funding Date at the rates, and on the dates, specified in such Loan and Security Agreement.

This Note is referred to in the Loan and Security Agreement, effective as of 8/14/17(as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), between Borrower and Lender. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan and Security Agreement.

This Note is secured and guaranteed as and to the extent provided in the Loan and Security Agreement and the other Loan Documents. Reference is hereby made to the Loan and Security Agreement and the other Collateral Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more Events of Default specified in the Loan and Security Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now or hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive diligence, presentment, demand, protest, notice of protest, notice of acceleration, notice of intent to accelerate, and all other notices of any kind.

Borrower agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim or defense.

No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of the holder hereof in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder.

This Note shall be binding on Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of Lender, any future holder of this Note and their respective successors and assigns. THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AND SECURITY AGREEMENT.

The following sections of the Loan and Security Agreement, are adopted and incorporated by reference as though fully set forth herein:

a.	Governing Law: section 13 (k)
b.	Forum Selection: section 13 (l)
c.	Waiver of Jury Trial: section 13 (m)
d.	Arbitration: section 13 (n)
e.	No Punitive or Exemplary Damages: section 15

IN WITNESS WHEREOF, Borrower has duly executed this Note, as of the date written below.

Inpixon, formerly known as Sysorex Global:

Signature:	/s/ Nadir Ali

Name:	Nadir Ali
Title:	CEO
Date:	8/14/17

Inpixon USA, formerly known as Sysorex USA

Signature:	/s/ Nadir Ali

Name:	Nadir Ali
Title:	CEO
Date:	8/14/17

Inpixon Federal, Inc., formerly known as Sysorex Government Services, Inc.

Signature:	/s/ Nadir Ali

Name:	Nadir Ali
Title:	CEO
Date:	8/14/17